Exhibit 99.1

To our shareowners:

The financial results for 2009 reflect the cumulative effect of 15 years of customer experience improvements: increasing selection, speeding delivery, reducing cost structure so we can afford to offer customers ever-lower prices, and many others. This work has been done by a large number of smart, relentless, customer-devoted people across all areas of the company. We are proud of our low prices, our reliable delivery, and our in-stock position on even obscure and hard-to-find items. We also know that we can still be much better, and we’re dedicated to improving further.

Some notable highlights from 2009:

•	Net sales increased 28% year-over-year to $24.51 billion in 2009. This is 15 times higher than net sales 10 years ago when they were $1.64 billion in 1999.

•	Free cash flow increased 114% year-over-year to $2.92 billion in 2009.

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More customers are taking advantage of Amazon Prime, with worldwide memberships up significantly over last year. The number of different items available for immediate shipment grew more than 50% in 2009.

•	We added 21 new product categories around the world in 2009, including Automotive in Japan, Baby in France, and Shoes and Apparel in China.

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It was a busy year for our shoes business. In November we acquired Zappos, a leader in online apparel and footwear sales that strives to provide shoppers with the best possible service and selection. Zappos is a terrific addition to our Endless, Javari, Amazon, and Shopbop selection.

•	The apparel team continued to enhance customer experience with the launch of our Denim Shop offering 100 brands, including Joe’s Jeans, Lucky Brand, 7 For All Mankind, and Levi’s.

•	The shoes and apparel teams created over 121,000 product descriptions and uploaded over 2.2 million images to the website providing customers with a vivid shopping experience.

•	Approximately 7 million customer reviews were added to websites worldwide.

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Sales of products by third party sellers on our websites represented 30% of unit sales in 2009. Active seller accounts increased 24% to 1.9 million for the year. Globally, sellers using Fulfillment By Amazon stowed more than one million unique items in our fulfillment center network, thereby making these items available for Free Super Saver Shipping and Amazon Prime.

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Amazon Web Services continued its rapid pace of innovation, launching many new services and features, including the Amazon Relational Database Service, Virtual Private Cloud, Elastic MapReduce, High-Memory EC2 Instances, Reserved and Spot Instances, Streaming for Amazon CloudFront, and Versioning for Amazon S3. AWS also continued to expand its global footprint to include additional services in the EU, a new Northern California Region and plans for a presence in the Asia-Pacific Region in 2010. The continued innovation and track record for operational performance helped AWS add more customers in 2009 than ever before, including many large enterprise customers.

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The U.S. Kindle Store now has more than 460,000 books, an increase from 250,000 last year, and includes 103 of the 110 New York Times Bestsellers, more than 8,900 blogs, and 171 top U.S. and International newspapers and magazines. We have shipped Kindles to more than 120 countries, and we now provide content in six different languages.

Senior leaders that are new to Amazon are often surprised by how little time we spend discussing actual financial results or debating projected financial outputs. To be clear, we take these financial outputs seriously, but we believe that focusing our energy on the controllable inputs to our business is the most effective way to maximize financial outputs over time. Our annual goal setting process begins in the fall, and concludes early in the new year after we’ve completed our peak holiday quarter. Our goal setting sessions are lengthy, spirited, and detail-oriented. We have a high bar for the experience our customers deserve and a sense of urgency to improve that experience.

We’ve been using this same annual process for many years. For 2010, we have 452 detailed goals with owners, deliverables, and targeted completion dates. These are not the only goals our teams set for themselves, but they are the ones we feel are most important to monitor. None of these goals are easy and many will not be achieved without invention. We review the status of each of these goals several times per year among our senior leadership team and add, remove, and modify goals as we proceed.

A review of our current goals reveals some interesting statistics:

•	360 of the 452 goals will have a direct impact on customer experience.

•	The word revenue is used eight times and free cash flow is used only four times.

•	In the 452 goals, the terms net income, gross profit or margin, and operating profit are not used once.

Taken as a whole, the set of goals is indicative of our fundamental approach. Start with customers, and work backwards. Listen to customers, but don’t just listen to customers – also invent on their behalf. We can’t assure you that we’ll meet all of this year’s goals. We haven’t in past years. However, we can assure you that we’ll continue to obsess over customers. We have strong conviction that that approach – in the long term – is every bit as good for owners as it is for customers.

As always, I attach a copy of our original 1997 letter. Our approach remains the same, and it’s still Day 1.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.

April 2010

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

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We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

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We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

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We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

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We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

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We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.